Exhibit 99.1

CAPSTEAD MORTGAGE CORPORATION

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

All financial statement schedules are omitted because they are not applicable or the required information is included in the consolidated financial statements and notes thereto.

Financial statements of subsidiaries have been omitted as such entities do not individually or in the aggregate exceed the 20% threshold under either the investment or income tests applicable under the appropriate regulations for inclusion. The Company owned 100% of each of its subsidiaries.

Report of Independent Registered Public Accounting Firm

To the Shareholders and the Board of Directors of Capstead Mortgage Corporation

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Capstead Mortgage Corporation (the Company) as of December 31, 2020 and 2019, the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for each of the three years in the period ended December 31, 2020, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2020, in conformity with U.S. generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the Company's internal control over financial reporting as of December 31, 2020, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated February 19, 2021 expressed an unqualified opinion thereon.

Basis for Opinion

These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter

The critical audit matter communicated below is a matter arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of a critical audit matter does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Residential mortgage investments – Debt Securities

Description of the Matter	Residential mortgage investments totaled $7.94 billion at December 31, 2020, consisting of Agency Securities classified as available-for-sale. As explained in Note 2 and Note 8 of the consolidated financial statements, residential mortgage investments are carried at fair value at each reporting date with unrealized gains and losses reported as a separate component of Accumulated other comprehensive income (loss). Fair values are influenced by current and projected changes in interest rates, prepayment expectations, market liquidity conditions and other factors including consideration of recent trading activity for similar investments and pricing levels. Auditing the Company’s accounting for certain securities within its residential mortgage investments portfolio was complex due to the estimation uncertainty in determining the fair value as these securities, which represent 1.95% of the portfolio of Residential mortgage investments, tend to have higher uncertainty in prepayment expectations, less recent trading activity or variability in pricing levels.

How We Addressed the Matter in Our Audit

We evaluated and tested the design and operating effectiveness of controls addressing the identified risks related to the Company’s process used in determining the valuation of residential mortgage investments, including management’s review of available third-party pricing data. We also tested management’s controls over the completeness and accuracy of the data used in the valuation.

Our audit procedures included, among others, independently pricing a sample of these securities which involved internally developing fair value estimates using independently derived data for significant assumptions (e.g. prepayment rate and portfolio yield) to compare with management’s determined prices. We involved an internal valuation specialist and third-party data in our procedures. Additionally, we performed analytical procedures, which included a sensitivity analysis to understand the impact of a change in average fair value compared to management’s mark-to-market adjustment for these securities.

/s/ ERNST & YOUNG, LLP

We have served as the Company’s auditor since 1985
Dallas, Texas
February 19, 2021

Consolidated Balance Sheets

(In thousands, except pledged and per share amounts)

	December 31
	2020	2019
Assets
Residential mortgage investments ($7.71 and $10.83 billion pledged at December 31, 2020 and 2019, respectively)	$7,937,552	$11,220,630
Cash collateral receivable from derivative counterparties	74,411	65,477
Derivatives at fair value	–	1,471
Cash and cash equivalents	257,180	105,397
Receivables and other assets	136,107	127,026
	$8,405,250	$11,520,001
Liabilities
Secured borrowings	$7,319,083	$10,274,498
Derivatives at fair value	41,484	29,156
Unsecured borrowings	98,493	98,392
Common stock dividend payable	15,281	14,605
Accounts payable and accrued expenses	20,746	29,617
	7,495,087	10,446,268
Stockholders’ equity
Preferred stock - $0.10 par value; 100,000 shares authorized: 7.50% Cumulative Redeemable Preferred Stock, Series E, 10,329 shares issued and outstanding ($258,226 aggregate liquidation preference) at December 31, 2020 and 2019	250,946	250,946
Common stock - $0.01 par value; 250,000 shares authorized: 96,481 and 94,606 shares issued and outstanding at December 31, 2020 and 2019, respectively	965	946
Paid-in capital	1,268,439	1,252,481
Accumulated deficit	(651,071)	(444,039)
Accumulated other comprehensive income	40,884	13,399
	910,163	1,073,733
	$8,405,250	$11,520,001

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Operations

(In thousands, except per share amounts)

	Year ended December 31
	2020	2019	2018
Interest income
Residential mortgage investments	$186,261	$320,109	$274,733
Other	474	2,789	1,752
	186,735	322,898	276,485
Interest expense
Secured borrowings	(67,891)	(246,140)	(206,881)
Unsecured borrowings	(7,620)	(7,611)	(7,611)
	(75,511)	(253,751)	(214,492)
Net interest income	111,224	69,147	61,993
Other (expense) income:
Loss on derivative instruments (net)	(159,547)	(90,578)	–
Loss on sale of investments (net)	(67,820)	(1,365)	–
Compensation-related expense	(8,278)	(8,197)	(7,759)
Other general and administrative expense	(5,011)	(4,494)	(4,527)
Miscellaneous other (expense) revenue	(141)	149	365
	(240,797)	(104,485)	(11,921)
Net (loss) income	(129,573)	(35,338)	50,072
Less preferred stock dividends	(19,368)	(19,368)	(19,368)
Net (loss) income available to common stockholders	$(148,941)	$(54,706)	$30,704

Basic and diluted net (loss) income per common share	$(1.56)	$(0.62)	$0.34

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Comprehensive Income (Loss)

(In thousands)

	Year ended December 31
	2020	2019	2018
Net (loss) income	$(129,573)	$(35,338)	$50,072
Other comprehensive income (loss)
Amounts related to available-for-sale securities:
Change in net unrealized gain or loss	(27,580)	71,148	(72,490)
Reclassification adjustment for amounts included in net (loss) income	66,864	1,365	–
Amounts related to cash flow hedges:
Change in net unrealized gain or loss	(15,621)	(17,080)	25,716
Reclassification adjustment for amounts included in net (loss) income	3,822	(20,988)	(36,390)
	27,485	34,445	(83,164)
Comprehensive loss	$(102,088)	$(893)	$(33,092)

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Stockholders’ Equity

(In thousands, except per share amounts)

	Preferred Stock	Common Stock	Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Total Stockholders’ Equity
Balance at December 31, 2017	250,946	957	1,271,425	(346,570)	62,118	1,238,876
Net income	–	–	–	50,072	–	50,072
Change in unrealized gain on mortgage securities, net	–	–	–	–	(72,490)	(72,490)
Amounts related to cash flow hedges, net	–	–	–	–	(10,674)	(10,674)
Cash dividends:
Common – $0.49 per share	–	–	(13,759)	(30,704)	–	(44,463)
Preferred – $1.875 per share	–	–	–	(19,368)	–	(19,368)
Common stock repurchases	–	(107)	(84,487)	–	–	(84,594)
Other additions to capital	–	3	1,701	–	–	1,704
Balance at December 31, 2018	250,946	853	1,174,880	(346,570)	(21,046)	1,059,063
Net loss	–	–	–	(35,338)	–	(35,338)
Change in unrealized gain on mortgage securities, net	–	–	–	–	72,513	72,513
Amounts related to cash flow hedges, net	–	–	–	–	(38,068)	(38,068)
Cash dividends:
Common – $0.47 per share	–	–	–	(42,763)	–	(42,763)
Preferred – $1.875 per share	–	–	–	(19,368)	–	(19,368)
Issuance of common stock	–	90	75,012	–	–	75,102
Other additions to capital	–	3	2,589	–	–	2,592
Balance at December 31, 2019	$250,946	$946	$1,252,481	$(444,039)	$13,399	$1,073,733
Net loss	–	–	–	(129,573)	–	(129,573)
Change in unrealized gain on mortgage securities, net	–	–	–	–	39,284	39,284
Amounts related to cash flow hedges, net	–	–	–	–	(11,799)	(11,799)
Cash dividends:
Common – $0.60 per share	–	–	–	(58,091)	–	(58,091)
Preferred – $1.875 per share	–	–	–	(19,368)	–	(19,368)
Issuance of common stock	–	16	12,841	–	–	12,857
Other additions to capital	–	3	3,117	–	–	3,120
Balance at December 31, 2020	$250,946	$965	$1,268,439	$(651,071)	$40,884	$910,163

See accompanying Notes to Consolidated Financial Statements.

Consolidated Statements of Cash Flows

(In thousands)

	Year ended December 31
	2020	2019	2018
Operating activities:
Net (loss) income	$(129,573)	$(35,338)	$50,072
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Amortization of investment premiums	77,560	73,740	115,333
Amortization of equity-based awards	3,234	2,724	1,783
Amortization of unrealized loss (gain) on de-designated hedges	529	(14,712)	–
Loss on sale of mortgage investments	67,820	1,365	–
Loss on derivative instruments (net)	142,483	112,834	–
Other depreciation and amortization	124	110	110
Net change in receivables, other assets, accounts payable and accrued expenses	(3,834)	14,331	(2,102)
Net cash provided by operating activities	158,343	155,054	165,196
Investing activities:
Purchases of residential mortgage investments	(3,173,342)	(3,316,158)	(2,302,656)
Proceeds from sales of residential mortgage investments	2,558,871	303,991	–
Interest receivable acquired with the purchase of residential mortgage investments	(5,024)	(6,422)	(4,476)
Principal collections on residential mortgage investments, including changes in mortgage securities principal remittance receivable	3,772,086	3,751,570	3,607,459
Redemption of lending counterparty investment	–	5,000	–
Net cash provided by investing activities	3,152,591	737,981	1,300,327
Financing activities:
Proceeds from repurchase arrangements and similar borrowings	82,969,163	138,721,910	173,854,358
Principal payments on repurchase arrangements and similar borrowings	(85,924,578)	(139,425,767)	(175,205,622)
(Increase) decrease in cash collateral receivable from interest rate swap counterparties	(8,934)	(33,680)	10,709
Net payments on interest rate swap settlements	(130,793)	(130,802)	(8,734)
Common stock repurchases	–	–	(84,594)
Issuance of common stock	12,882	75,195	–
Other capital stock transactions	(108)	(106)	(72)
Dividends paid	(76,783)	(54,677)	(75,186)
Net cash used in financing activities	(3,159,151)	(847,927)	(1,509,141)
Net change in cash and cash equivalents	151,783	45,108	(43,618)
Cash and cash equivalents at beginning of year	105,397	60,289	103,907
Cash and cash equivalents at end of year	$257,180	$105,397	$60,289

See accompanying Notes to Consolidated Financial Statements.

Notes to Consolidated Financial Statements

NOTE 1 — BUSINESS

Capstead Mortgage Corporation operates as a self-managed real estate investment trust for federal income tax purposes (a “REIT”) and is based in Dallas, Texas. Unless the context otherwise indicates, Capstead Mortgage Corporation, together with its subsidiaries, is referred to as “Capstead” or the “Company.” Capstead earns income from investing in a leveraged portfolio of residential mortgage pass-through securities currently consisting primarily of adjustable-rate mortgage (“ARM”) securities issued and guaranteed by government-sponsored enterprises, either Fannie Mae, Freddie Mac, or by an agency of the federal government, Ginnie Mae. Together, these securities are referred to as “Agency Securities” and are considered to have limited, if any, credit risk.

NOTE 2 — ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements include the accounts of Capstead Mortgage Corporation and its wholly-owned and majority-owned subsidiaries over which it exercises control. Pursuant to variable interest entity (“VIE”) accounting principles, Capstead considers for consolidation any VIE in which it holds an interest. Intercompany balances and transactions are eliminated.

Recent Accounting Pronouncements

In June 2016, Accounting Standards Update No. 2016-13, Financial Instruments – Credit Losses (“ASU 2016-13”) was issued which replaced the incurred loss impairment methodology in previous GAAP with a methodology that is designed to better reflect expected credit losses. For financial instruments carried at amortized cost, impairment is measured as a current estimate of expected lifetime credit losses. For available-for-sale debt securities in which changes in fair value are recorded in accumulated other comprehensive income, the write-down of available-for-sale securities under the “other-than-temporarily” impaired model was replaced with an allowance for credit losses model. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019 and interim periods within those fiscal years. The Company adopted ASU 2016-13 on January 1, 2020 which had no material effect on the Company’s results of operations, financial condition and cash flows primarily due to the limited, if any, credit risk of Agency Securities.

Use of Estimates

Fair values of nearly all financial instruments held by the Company are estimated based on a market approach using available market information and appropriate valuation methodologies (Level Two Inputs); however, judgment is required in interpreting market data to develop these estimates. Fair values fluctuate on a daily basis and are influenced by changes in, and market expectations for changes in, interest rates, market liquidity conditions and levels of mortgage prepayments, as well as other factors. Accordingly, estimates of fair value are as of the balance sheet dates and are not necessarily indicative of the amounts that could be realized in a current market exchange. The use of different market assumptions and estimation methodologies may have a material effect on estimated fair values. Judgment is also exercised in making impairment conclusions and estimating impairment charges.

Amortization of investment premiums on financial assets is based in part on estimates of future levels of mortgage prepayments. Estimates are influenced by changes in, and market expectations for changes in, interest rates, market liquidity conditions, actual levels of mortgage prepayments and other factors. Judgment is required in developing these estimates, however the actual level of mortgage prepayments for a given accounting period is the single largest determinant in amortizing investment premiums.

Cash and Cash Equivalents

Cash and cash equivalents include unrestricted cash on hand and highly liquid investments with original maturities of three months or less when purchased.

Financial Assets

Capstead’s financial assets consist of Agency Securities classified as available-for-sale and carried at fair value with net unrealized gains and losses reported as a separate component of Accumulated other comprehensive income. Interest is recorded as income when earned. Investment premiums and discounts are recognized as adjustments to interest income by the interest method over the expected life of the related financial assets. Realized gains and losses from any financial asset sales are recorded as a component of Other (expense) income. The specific identification method is used to determine the cost of financial assets sold. Financial assets are reviewed for potential impairment at each balance sheet date. Impairments of investments in mortgage securities can occur with changes in the Company’s intent or ability to hold the mortgage securities until any declines in fair value are recovered and as a result of adverse changes in the financial condition of the issuer(s) such that a full recovery of cost basis is no longer expected. The amount of any such impairment is measured by comparing the recorded amount of the security to its fair value. If the decline in fair value is credit-related, an allowance for credit losses would be recognized in earnings as a component of Other (expense) income. If it was determined to be more likely than not that the Company will incur a loss via an asset sale, the difference between amortized cost and fair value would be recognized in earnings as a component of Other (expense) income.

Borrowings

Secured borrowings in the form of repurchase arrangements create exposure to the potential for failure on the part of counterparties to honor their commitment to return pledged collateral. In the event of a default by a repurchase arrangement counterparty, the Company may have difficulty recovering its collateral. To mitigate this risk, the Company monitors the creditworthiness of its counterparties and manages its exposure to any single counterparty.

Capstead’s borrowings are carried at their principal balances outstanding net of related debt issuance costs and debt discounts, if applicable. Debt issuance costs associated with Unsecured borrowings are recognized as adjustments to interest expense by the interest method over the term of these borrowings.

Derivative Financial Instruments (“Derivatives”)

Derivatives used by Capstead for risk management purposes are carried at fair value as assets or liabilities. The accounting for changes in fair value of Derivatives held depends on whether it has been designated as a hedge for accounting purposes, as well as the type of hedging relationship identified. Capstead may designate any Derivatives held as cash flow hedges related to a designated portion of its current and anticipated future borrowings. To qualify as a cash flow hedge, at the inception of the hedge relationship the Company must document that the hedge relationship is anticipated to be highly effective and monitor ongoing effectiveness on at least a quarterly basis. As long as the hedge relationship remains effective, the change in fair value of the Derivatives are recorded in Accumulated other comprehensive income. Changes in fair value of Derivatives not held as accounting hedges, if any, or for which the hedge relationship is no longer considered highly effective, are recorded in earnings as a component of Other (expense) income. On March 1, 2019 the Company discontinued its use of hedge accounting on its interest rate swaps related to Secured borrowings, while retaining hedge accounting for swaps related to Unsecured borrowings.

The Company uses Derivatives primarily in the form of interest rate swap agreements to hedge the variability in borrowing rates on its secured and unsecured borrowings. If designated as accounting hedges, related fixed interest payments and variable interest receipts are recorded as an adjustment to interest expense on the related designated borrowings. If not designated as accounting hedges, fixed interest payments and variable interest receipts are recorded as a component of Other (expense) income. For Derivatives initially designated as accounting hedges and subsequently de-designated, unrealized gain or loss included in Accumulated other comprehensive income at the time of de-designation is amortized as an adjustment to interest expense on the related borrowings over the remaining term of the Derivatives.

Derivatives create exposure to credit risk related to the potential for failure on the part of counterparties to honor their commitments. In addition, the Company is required to post collateral primarily based on any declines in the market value of the Derivatives. In the event of default by a counterparty, the Company may have difficulty recovering its collateral and may not receive payments provided for under the terms of the Derivatives. Pursuant to regulatory changes implemented in 2013, most Derivatives held at December 31, 2020 were entered into through Derivative exchanges established in part to mitigate credit risk.

Cash collateral receivable from derivative counterparties, when present, represents cash remitted to swap counterparties to meet initial and ongoing margin requirements that are based on the fair value of these Derivatives, including related interest receivable or payable under the terms of the agreements. The Company may also remit mortgage securities to certain of its swap counterparties to meet ongoing margin requirements. Such mortgage securities, if any, are included in Residential mortgage investments. Similarly, Cash collateral payable to derivative counterparties, when present, represents cash received from counterparties to meet margin call requirements. For presentation purposes, the Company does not offset individual counterparty collateral receivables (or payables) with the recorded fair value of related interest rate swap agreements pursuant to master netting arrangements. In addition, gross unrealized gains on Derivatives (recorded as assets) are stated separately from gross unrealized losses (recorded as liabilities) without regard to counterparty. Certain cash margin amounts are presented on a net basis against the fair value of related Derivatives.

Long-term Incentive Compensation

Capstead provides its employees and its directors with long-term incentive compensation in the form of equity-based awards. Equity-based compensation costs are initially measured at the estimated fair value of the awards on the grant date developed using appropriate valuation methodologies. Valuation methodologies used and subsequent expense recognition is dependent upon each award’s service and performance conditions, the latter also referred to as performance metrics. Capstead has elected not to estimate future award forfeitures when valuing equity-based awards and adjusts compensation costs as actual forfeitures occur.

Compensation costs for equity-based awards subject only to service conditions are measured at the closing stock price on the dates of grant and are recognized as expense on a straight-line basis over the requisite service periods for the awards, as adjusted for any forfeitures. Compensation costs for components of equity-based awards subject to nonmarket-based performance metrics (i.e. metrics not predicated on changes in the Company’s stock price), are measured at the closing stock price on the dates of grant, adjusted for the probability of achieving benchmarks included in the performance metrics. These initial cost estimates are recognized as expense over the requisite performance periods, adjusted for subsequent changes in performance estimates. Compensation costs for components of equity-based awards subject to market-based performance metrics are measured at the dates of grant using Monte Carlo simulations which incorporate into the valuations the inherent uncertainty regarding achieving the market-based performance metrics. These initial valuation amounts are recognized as expense over the requisite performance periods, subject to adjustments only for actual forfeitures.

Income Taxes

Capstead Mortgage Corporation and its qualified REIT subsidiaries have elected to be taxed as a REIT. As a result, Capstead is not taxed on taxable income distributed to stockholders if certain REIT qualification tests are met. Capstead’s policy is to distribute 100% of its taxable income, after application of available tax attributes, within the time limits prescribed by the Internal Revenue Code (the “Code”), which may extend into the subsequent taxable year. The Company may find it advantageous from time to time to elect taxable REIT subsidiary status for certain of its subsidiaries in which case taxable income of any such subsidiary would be subject to federal and, where applicable, state or local income taxes. Any such income taxes are accounted for using the liability method. Related deferred income tax assets and liabilities are determined based on differences between the financial reporting and tax bases of assets and liabilities and are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company has not recognized any liabilities for unrecognized tax benefits using a “more likely than not” threshold for the recognition and measurement of the financial statement effects of tax positions taken on a tax return filing. Should any such liabilities be recognized in future periods, the Company will record related interest and penalties in Other general and administrative expense.

Dividend Classification

The tax and financial reporting classification of dividends can differ primarily as a result of differences between taxable income attributable to a particular tax year and that year’s Net income (loss), the amount and timing of dividends paid relative to taxable income and how such taxable income is allocated to dividends paid.

NOTE 3 — NET INCOME (LOSS) PER COMMON SHARE

Basic net income (loss) per common share is computed by dividing net (loss) income, after deducting dividends paid or accrued on preferred stock and allocating earnings to equity awards deemed to be participating securities pursuant to the two-class method, by the average number of shares of common stock outstanding, calculated excluding unvested stock awards. Participating securities include unvested equity awards that contain non-forfeitable rights to dividends prior to vesting.

Diluted net income (loss) per common share is computed by dividing the numerator used to compute basic net income (loss) per common share by the denominator used to compute basic net income (loss) per common share, further adjusted for the dilutive effect, if any, of equity awards and shares of preferred stock when and if convertible into shares of common stock. Shares of the Company’s 7.50% Series E Cumulative Redeemable Preferred Stock are contingently convertible into shares of common stock only upon the occurrence of a change in control and subject to the conditions set forth in our charter and therefore are not considered dilutive securities absent such an occurrence. Any unvested equity awards that are deemed participating securities are included in the calculation of diluted net income (loss) per common share, if dilutive, under either the two-class method or the treasury stock method, depending upon which method produces the more dilutive result. The following table illustrates the computation of basic and diluted net income (loss) per common share for the indicated periods (dollars in thousands, except per share amounts).

	Year ended December 31
	2020	2019	2018
Basic net income (loss) per common share
Numerator for basic net income (loss) per common share:
Net (loss) income	$(129,573)	$(35,338)	$50,072
Preferred stock dividends	(19,368)	(19,368)	(19,368)
Earnings participation of unvested equity awards	(137)	(100)	(102)
	$(149,078)	$(54,806)	$30,602
Denominator for basic net income (loss) per common share:
Average number of shares of common stock outstanding	96,242	89,349	91,565
Average unvested stock awards outstanding	(750)	(627)	(451)
	95,492	88,722	91,114

	$(1.56)	$(0.62)	$0.34
Diluted net income (loss) per common share
Numerator for basic net income (loss) per common share	$(149,078)	$(54,806)	$30,602

Denominator for basic net income (loss) per common share	95,492	88,722	91,114
Net effect of dilutive equity awards	-	-	116
	95,492	88,722	91,230

	$(1.56)	$(0.62)	$0.34

Anti-dilutive securities that could be potentially dilutive in the future that were not included in the computation of diluted net income (loss) per common share include equity awards for 902,000 and 947,000 shares of common stock excludable under the treasury stock method for years ended December 31, 2020 and 2019, respectively. There were no potentially dilutive securities excluded from the computation of year ended December 31, 2018.

NOTE 4 — RESIDENTIAL MORTGAGE INVESTMENTS

Residential mortgage investments classified by collateral type and interest rate characteristics were as follows as of the indicated dates (dollars in thousands):

	Unpaid Principal Balance	Investment Premiums	Amortized Cost Basis	Carrying Amount (a)	Net WAC (b)	Average Yield (b)
December 31, 2020
Agency Securities:
Fannie Mae/Freddie Mac ARMs	$6,982,650	$252,921	$7,235,571	$7,310,089	2.67%	2.14%
Ginnie Mae ARMs	599,726	17,704	617,430	627,463	3.39	1.80
	$7,582,376	$270,625	$7,853,001	$7,937,552	2.73	2.10

December 31, 2019
Agency Securities:
Fannie Mae/Freddie Mac ARMs	$8,628,739	$262,293	$8,891,032	$8,931,872	3.45%	2.72%
Ginnie Mae ARMs	2,214,447	69,884	2,284,331	2,288,758	3.53	2.85
	$10,843,186	$332,177	$11,175,363	$11,220,630	3.46	2.75

(a)	Includes unrealized gains and losses for residential mortgage investments classified as available-for-sale.

(b)	Net WAC, or weighted average coupon, is the weighted average interest rate of the mortgage loans underlying the indicated investments net of servicing and other fees as of the indicated balance sheet date. Net WAC is expressed as a percentage calculated on an annualized basis on the unpaid principal balances of the mortgage loans underlying these investments.

(c)	Average yield is presented for the year then ended,and is based on the cash component of interest income expressed as a percentage on average amortized cost basis (the “cash yield”) less the effects of amortizing investment premiums. Investment premium amortization is determined using the interest method and incorporates actual and anticipated future mortgage prepayments.

Agency Securities are considered to have limited, if any, credit risk because the timely payment of principal and interest is guaranteed. The maturity of Agency Securities is directly affected by prepayments of principal on the underlying mortgage loans. Consequently, actual maturities will be significantly shorter than the portfolio’s weighted average contractual maturity of 292 months.

Capstead’s ARM Agency Securities are backed by residential mortgage loans that have coupon interest rates that adjust at least annually to more current interest rates or begin doing so after an initial fixed-rate period. After the initial fixed-rate period, if applicable, mortgage loans underlying ARM securities typically either (i) adjust annually based on specified margins over the one-year London interbank offered rate (“LIBOR”) or the one-year Constant Maturity U.S. Treasury Note Rate (“CMT”), (ii) adjust semiannually based on specified margins over six-month LIBOR, or (iii) adjust monthly based on specified margins over indices such as one-month LIBOR, the Eleventh District Federal Reserve Bank Cost of Funds Index, or over a rolling twelve month average of the one-year CMT index, usually subject to periodic and lifetime limits, or caps, on the amount of such adjustments during any single interest rate adjustment period and over the contractual term of the underlying loans.

Capstead classifies its ARM investments based on average number of months until coupon reset (“months to roll”). Months to roll is an indicator of asset duration which is a measure of market price sensitivity to interest rate movements. A shorter duration generally indicates less interest rate risk. Current-reset ARM investments have months to roll of less than 18 months while longer-to-reset ARM investments have months to roll of 18 months or greater. As of December 31, 2020, the average months to roll for the Company’s $2.9 billion (amortized cost basis) in current-reset ARM investments was 6.3 months while the average months to roll for the Company’s $5.0 billion (amortized cost basis) in longer-to-reset ARM investments was 56.2 months.

During 2020 and 2019, the Company sold available-for-sale securities using the specific identification method for proceeds totaling $2.56 billion and $304.7 million recognizing zero and $405,000 in gross realized gains and $67.8 million and $1.8 million in gross realized losses. The Company did not sell any securities during 2018.

NOTE 5 — SECURED BORROWINGS

Capstead pledges its Residential mortgage investments as collateral for secured borrowings primarily in the form of repurchase arrangements with commercial banks and other financial institutions. Repurchase arrangements entered into by the Company involve the sale and a simultaneous agreement to repurchase the transferred assets at a future date and are accounted for as financings. The Company maintains the beneficial interest in the specific securities pledged during the term of each repurchase arrangement and receives the related principal and interest payments.

The terms and conditions of secured borrowings are negotiated on a transaction-by-transaction basis when each such borrowing is initiated or renewed. The amount borrowed is generally equal to the fair value of the securities pledged, as determined by the lending counterparty, less an agreed-upon discount, referred to as a “haircut.” Interest rates are generally fixed based on prevailing rates corresponding to the terms of the borrowings. Interest may be paid monthly or at the termination of a borrowing at which time the Company may enter into a new borrowing at prevailing haircuts and rates with the same lending counterparty or repay that counterparty and negotiate financing with a different lending counterparty. None of the Company’s lending counterparties are obligated to renew or otherwise enter into new borrowings at the conclusion of existing borrowings. In response to declines in fair value of pledged securities due to changes in market conditions or the publishing of monthly security pay-down factors, lending counterparties typically require the Company to post additional securities as collateral, pay down borrowings or fund cash margin accounts with the counterparties in order to re-establish the agreed-upon collateral requirements. These actions are referred to as margin calls. Conversely, in response to increases in fair value of pledged securities, the Company routinely margin calls its lending counterparties in order to have previously pledged collateral returned.

Secured borrowings (and related pledged collateral, including accrued interest receivable), classified by collateral type and remaining maturities, and related weighted average borrowing rates as of the indicated dates were as follows (dollars in thousands):

Collateral Type	Collateral Carrying Amount	Accrued Interest Receivable	Borrowings Outstanding	Average Borrowing Rates
December 31, 2020
Borrowings under repurchase arrangements secured by Agency securities with maturities of 30 days or less	$5,249,989	$12,597	$4,972,181	0.21%
Borrowings under repurchase arrangements secured by Agency securities with maturities of 31 to 90 days	1,939,034	4,225	1,846,902	0.20
Borrowings under repurchase arrangements secured by Agency securities with maturities greater than 90 days	522,969	1,167	500,000	0.29
	$7,711,992	$17,989	$7,319,083	0.21

December 31, 2019
Borrowings under repurchase arrangements secured by Agency securities with maturities of 30 days or less	$9,484,275	$27,826	$9,002,527	2.12%
Borrowings under repurchase arrangements secured by Agency securities with maturities of 31 to 90 days	1,344,437	3,742	1,271,971	1.98
	$10,828,712	$31,568	$10,274,498	2.10

Average secured borrowings outstanding were $8.21 billion and $10.8 billion during 2020 and 2019, respectively. Average secured borrowings outstanding differed from respective year-end balances during the indicated periods primarily due to changes in portfolio levels and differences in the timing of portfolio acquisitions relative to portfolio runoff and asset sales. Interest paid on Secured borrowings, including related Derivative cash flows, totaled $105.0 million, $232.2 million, $213.7 million and million during 2020, 2019, and 2018, respectively.

NOTE 6 — USE OF DERIVATIVES, OFFSETTING DISCLOSURES AND CHANGES IN OTHER COMPREHENSIVE INCOME BY COMPONENT

Capstead’s portfolio of Derivatives hedge the variability of the underlying benchmark interest rate of current and forecasted 30- to 90-day secured borrowings. The Company attempts to mitigate exposure to higher interest rates primarily by entering into pay-fixed, receive-variable, interest rate swap agreements for terms between eighteen months and three years. From an economic perspective, this hedge relationship establishes a relatively stable fixed rate on related borrowings because the variable-rate payments received on the swap agreements offset a significant portion of the interest accruing on the borrowings, leaving the fixed-rate swap payments as the Company’s effective borrowing rate, subject to certain adjustments. Additionally, changes in fair value of these Derivatives tend to offset opposing changes in fair value of the Company’s residential mortgage investments that can occur in response to changes in market interest rates.

The Company discontinued hedge accounting in March 2019 for its secured borrowings-related interest rate swaps and, for GAAP purposes, related changes in fair value are recorded in the Company’s consolidated statements of operations beginning on the de-designation date. Also, for GAAP purposes related net unrealized gains recorded in Accumulated other comprehensive income through the de-designation date are being recognized as a component of interest expense in the Company’s consolidated statements of operations over the contractual terms of these swaps.

During 2020 Capstead entered into swap agreements with notional amounts totaling $5.77 billion requiring fixed-rate interest payments averaging 0.57% for periods between eighteen months and three years commencing on various dates between January 2020 and December 2020. During 2020, $800 million notional amount of swaps requiring fixed-rate interest payments averaging 2.20% matured. The Company also terminated $9.40 billion notional amount of swaps requiring fixed-rate interest payments averaging 1.54% during 2020. At December 31, 2020, the Company’s portfolio financing-related swap positions, all of which were either SOFR- or OIS-indexed, had the following characteristics (dollars in thousands):

Period of Contract Expiration	Swap Notional Amounts	Average Fixed Rates
Second quarter 2022	$400,000	0.02%
Third quarter 2022	1,200,000	0.01
Fourth quarter 2022	900,000	0.07
Third quarter 2023	100,000	0.03
Fourth quarter 2023	374,500	0.09
	$2,974,500

The Company has three-month LIBOR-indexed, pay-fixed, receive-variable, interest rate swap agreements with notional amounts totaling $100 million and average fixed rates of 4.09% with 20-year payment terms coinciding with the floating-rate terms of the Company’s Unsecured borrowings that mature in 2035 and 2036. These Derivatives, which are designated as cash flow hedges for accounting purposes, hedge the variability of the underlying benchmark interest rate associated with the floating-rate terms of these long-term borrowings. These Derivatives’ LIBOR-indexed receive rates match the underlying floating-rate terms of the Company’s Unsecured borrowings and therefore the eventual replacement of the LIBOR index on these Derivatives is not expected to have any financial impact.

Interest rate swap agreements are measured at fair value on a recurring basis primarily using Level Two Inputs in accordance with ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820). In determining fair value estimates for swaps, Capstead utilizes the standard methodology of netting the discounted future fixed cash payments and the discounted future variable cash receipts which are based on expected future interest rates derived from observable market interest rate curves. Eurodollar futures are measured at fair value using Level 1 inputs based on quoted exchange prices on these contracts. The Company also incorporates both its own nonperformance risk and its counterparties’ nonperformance risk in determining fair value. In considering the effect of nonperformance risk, the Company considered the impact of netting and credit enhancements, such as collateral postings and guarantees, and has concluded that counterparty risk is not significant to the overall valuation.

The fair value of exchange-traded swap agreements hedging Secured borrowings is calculated including accrued interest and net of variation margin amounts received or paid through the exchange, resulting in separately presenting on the balance sheet a fair value amount representing the unsettled fair value of these Derivatives. Non-exchange traded swap agreements held as cash flow hedges of Unsecured borrowings are reported at fair value calculated excluding accrued interest. At December 31, 2020, Cash collateral receivable from derivative counterparties includes initial margin for all Derivatives and variation margin for non-exchange traded Derivatives. Accrued interest for non-exchange traded swap agreements is included in Accounts payable and accrued expenses.

The following tables include fair value and other related disclosures regarding all Derivatives held as of and for the indicated periods (in thousands):

	Balance Sheet	December 31
	Location	2020	2019
Balance sheet-related
Swap agreements in a gain position (an asset) related to secured borrowings	(a)	$–	$733
Eurodollar futures contracts in a gain position	(a)	–	738
Swap agreements in a loss position (a liability) related to unsecured borrowings	(a)	(41,484)	(29,156)
Related net interest payable	(b)	(597)	(437)
		$(42,081)	$(28,122)

(a)	The fair value of Derivatives with unrealized gains are aggregated and recorded as an asset on the face of the Balance Sheets separately from the fair value of Derivatives with unrealized losses that are recorded as a liability.

(b)	Included in “Accounts payable and accrued expenses” on the face of the Balance Sheets.

	Location of Gain or (Loss) Recognized in	Year ended December 31
	Net (Loss) Income	2020	2019	2018
Income statement-related
Components of Secured borrowings-related effects on interest expense:
Amount of gain reclassified from Accumulated other comprehensive income		$–	$7,891	$38,292
Amount of unrealized gain, net of unrealized losses on de-designated Derivatives		(529)	14,712	–
	(a)	(529)	22,603	38,292
Component of Unsecured borrowings-related effects on interest expense:
Amount of loss reclassified from Accumulated other comprehensive income	(b)	(3,293)	(1,616)	(1,902)
(Increase) decrease in interest expense as a result of the use of Derivatives		$(3,822)	$20,987	$36,390

Realized and unrealized (loss) gain on non-designated Derivatives (net) related to:
Interest rate swap agreements		$(156,748)	$(91,791)	$–
Eurodollar futures		(2,799)	1,213	–
	(c)	$(159,547)	$(90,578)	$–

Other comprehensive income-related
Amount of (loss) gain recognized in Other comprehensive income (loss)		$(15,621)	$(17,080)	$25,716

(a)	Included in “Interest expense: Secured borrowings” on the face of the Statements of Operations.

(b)	Included in “Interest expense: Unsecured borrowings” on the face of the Statements of Operations.

(c)	Included in “Loss on derivative instruments (net)” on the face of the Statement of Operations.

Capstead’s swap agreements and borrowings under repurchase arrangements are subject to master netting arrangements in the event of default on, or termination of, any one contract. See NOTE 5 for more information on the Company’s use of secured borrowings. The following tables provide further details concerning offsetting of financial liabilities and Derivatives as of the indicated dates (in thousands):

Offsetting of Derivative Assets
		Gross	Net Amounts	Gross Amounts Not Offset
	Gross	Amounts	of Assets	in the Balance Sheet (b)
	Amounts of	Offset in	Presented in		Cash
	Recognized	the Balance	the Balance	Financial	Collateral	Net
	Assets (a)	Sheet (a)	Sheet	Instruments	Received	Amount
December 31, 2020
Counterparty 4	$2,673	$(2,673)	$–	$–	$–	$–
December 31, 2019
Counterparty 4	$6,517	$(5,046)	$1,471	$–	$–	$1,471

(a)	Included in gross amounts of recognized assets at December 31, 2020 is the fair value of exchange-traded swap agreements, calculated including accrued interest. Included in gross amounts offset in the balance sheet are variation margin amounts associated with these swaps at December 31, 2020.

(b)	Amounts presented are limited to recognized liabilities and cash collateral received associated with the indicated counterparty sufficient to reduce the related Net Amount to zero in accordance with ASU No. 2011-11, as amended by ASU No. 2013-01.

	Offsetting of Financial Liabilities and Derivative Liabilities
		Gross	Net Amounts	Gross Amounts Not Offset
	Gross	Amounts	of Liabilities	in the Balance Sheet (c)
	Amounts of	Offset in	Presented in		Cash
	Recognized	the Balance	the Balance	Financial	Collateral	Net
	Liabilities(a)	Sheet (a)	Sheet (b)	Instruments	Pledged	Amount
December 31, 2020
Derivatives by counterparty:
Counterparty 1	$42,082	$–	$42,082	$–	$(42,082)	$–
Counterparty 4	257	(257)	–	–	–	–
	42,339	(257)	42,082	–	(42,082)	–
Borrowings under repurchase arrangements (d)	7,320,090	–	7,320,090	(7,320,090)	–	–
	$7,362,429	$(257)	$7,362,172	$(7,320,090)	$(42,082)	$–
December 31, 2019
Derivatives by counterparty:
Counterparty 1	$29,593	$–	$29,593	$–	$(29,593)	$–
Counterparty 4	21,601	(21,601)	—	—	–	–
	51,194	(21,601)	29,593	—	(29,593)	–
Borrowings under repurchase arrangements (d)	10,286,011	–	10,286,011	(10,286,011)	–	–
	$10,337,205	$(21,601)	$10,315,604	$(10,286,011)	$(29,593)	$–

(a)	Included in gross amounts of recognized liabilities at December 31, 2020 is the fair value of non-exchange traded swap agreements (Counterparty 1) and exchange-traded swap agreements (Counterparty 4), calculated including accrued interest. Included in gross amounts offset in the balance sheet are variation margin amounts associated with exchange-traded swap agreements at December 31, 2020.

(b)	Amounts presented are limited to recognized liabilities and cash collateral received associated with the indicated counterparty sufficient to reduce the related Net Amount to zero in accordance with ASU No. 2011-11, as amended by ASU No. 2013-01.

(c)	Amounts presented are limited to recognized assets and collateral pledged associated with the indicated counterparty sufficient to reduce the related Net Amount to zero in accordance with ASU No. 2011-11, as amended by ASU No. 2013-01.

(d)	Amounts include accrued interest payable of $1.0 million and $11.5 million on borrowings under repurchases arrangements as of December 31, 2020 and December 31, 2019, respectively.

The amount of unrealized losses, net of unrealized gains, included in Accumulated other comprehensive income scheduled to be recognized in the Statements of Operations over the next twelve months primarily in the form of fixed-rate swap payments in excess of current market rates on swaps related to unsecured borrowings and amortization of net unrealized losses on de-designated interest rate swaps totaled $6.1 million at December 31, 2020. Changes in Accumulated other comprehensive income by component for the three years ended December 31, 2020 were as follows (in thousands):

	Unrealized Gains and Losses on Cash Flow Hedges	Unrealized Gains and Losses on Available-for-Sale Securities	Total
Balance at December 31, 2017	$16,874	$45,244	$62,118
Activity for the year ended December 31, 2018:
Other comprehensive income (loss) before reclassifications	25,716	(72,490)	(46,774)
Amounts reclassified from accumulated other comprehensive income	(36,390)	–	(36,390)
Other comprehensive loss	(10,674)	(72,490)	(83,164)
Balance at December 31, 2018	6,200	(27,246)	(21,046)
Activity for the year ended December 31, 2019:
Other comprehensive (loss) income before reclassifications	(17,080)	71,148	54,068
Amounts reclassified from accumulated other comprehensive income	(20,988)	1,365	(19,623)
Other comprehensive (loss) income	(38,068)	72,513	34,445
Balance at December 31, 2019	(31,868)	45,267	13,399
Activity for the year ended December 31, 2020:
Other comprehensive loss before reclassifications	(15,621)	(27,580)	(43,201)
Amounts reclassified from accumulated other comprehensive income	3,822	66,864	70,686
Other comprehensive (loss) income	(11,799)	39,284	27,485
Balance at December 31, 2020	$(43,667)	$84,551	$40,884

NOTE 7 — UNSECURED BORROWINGS

Unsecured borrowings consist of 30-year junior subordinated notes issued in 2005 and 2006 and maturing in 2035 and 2036, for a total face amount of $100 million. Note balances net of deferred issuance costs, and related weighted average interest rates as of the indicated dates (calculated including issuance cost amortization and adjusted for the effects of related Derivatives held as cash flow hedges) were as follows (dollars in thousands):

	December 31, 2020		December 31, 2019
	Borrowings Outstanding	Average Rate	Borrowings Outstanding	Average Rate
Junior subordinated notes maturing in:
October 2035 ($35,000 face amount)	$34,431	7.87%	$34,392	7.88%
December 2035 ($40,000 face amount)	39,435	7.64	39,397	7.64
September 2036 ($25,000 face amount)	24,627	7.68	24,603	7.68
	$98,493	7.73	$98,392	7.73

The notes are currently redeemable, in whole or in part, without penalty, at the Company’s option. Interest paid on Unsecured borrowings, including related Derivative cash flows, totaled $7.5 million during 2020, 2019 and 2018, respectively.

NOTE 8 — FAIR VALUES OF FINANCIAL INSTRUMENTS

The fair value of Capstead’s financial assets and liabilities are influenced by changes in, and market expectations for changes in, interest rates and market liquidity conditions, as well as other factors beyond the control of management. With the exception of the fair value of Eurodollar futures, all fair values were determined using Level 2 Inputs in accordance with ASU 2010-06, Fair Value Measurements and Disclosures (Topic 820). Eurodollar futures are Derivatives for which Level 1 inputs are used to determine fair value.

Residential mortgage investments, all of which are mortgage securities classified as available-for-sale, are measured at fair value on a recurring basis. In determining fair value estimates the Company considers recent trading activity for similar investments and pricing levels indicated by lenders in connection with designating collateral for secured borrowings, provided such pricing levels are considered indicative of actual market clearing transactions. The Company currently bases fair value for Unsecured borrowings on discounted cash flows using Company estimates for market yields. Excluded from these disclosures are financial instruments for which cost basis is deemed to approximate fair value due primarily to the short duration of these instruments, which are valued using primarily Level 1 measurements, including Cash and cash equivalents, Cash collateral receivable from derivative counterparties, receivables, payables and Secured borrowings with initial terms of 120 days or less. See NOTE 6 for information relative to the valuation of interest rate swap agreements.

The following table presents the fair value for the Company’s financial instruments as of the indicated dates (in thousands):

		December 31, 2020		December 31, 2019
	Fair Value Hierarchy	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Secured borrowings-related interest rate swap agreements	Level 2	$–	$–	$733	$733
Eurodollar futures	Level 1	–	–	738	738
Financial liabilities:
Secured borrowings with initial terms of greater than 120 days	Level 2	500,000	500,100	–	–
Unsecured borrowings	Level 2	98,493	59,900	98,392	68,100
Unsecured borrowings-related interest rate swap agreements	Level 2	41,484	41,484	29,156	29,156

Fair value-related disclosures for debt securities were as follows as of the indicated dates (in thousands):

	Amortized	Gross Unrealized
	Cost Basis	Gains	Losses	Fair Value
December 31, 2020
Agency Securities classified as available-for-sale:
Fannie Mae/Freddie Mac	$7,235,571	$87,158	$12,640	$7,310,089
Ginnie Mae	617,430	10,541	508	627,463
December 31, 2019
Agency Securities classified as available-for-sale:
Fannie Mae/Freddie Mac	8,890,949	64,593	23,753	8,931,789
Ginnie Mae	2,284,331	11,560	7,133	2,288,758

	December 31, 2020		December 31, 2019
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
Securities in an unrealized loss position of one year or greater:
Fannie Mae/Freddie Mac	$690,227	$9,533	$2,030,192	$17,069
Ginnie Mae	27,462	285	560,022	5,775
Securities in an unrealized loss position of less than one year:
Fannie Mae/Freddie Mac	583,870	3,107	1,473,144	6,684
Ginnie Mae	41,527	223	416,888	1,358
	$1,343,086	$13,148	$4,480,246	$30,886

From a credit risk perspective, federal government support for Fannie Mae and Freddie Mac helps ensure that fluctuations in value are due to interest rate changes and are not due to credit risk associated with these securities. The unrealized losses on the Company’s investment in Agency Securities were caused by interest rate changes, and the contractual cash flows of those investments are guaranteed by an agency of the U.S. government. The Company does not intend to sell the investments as of December 31, 2020 and it is not more likely than not that the Company will be required to sell the investments before recovering their related amortized cost bases.

NOTE 9 — INCOME TAXES

Capstead and a subsidiary for which the Company has elected taxable REIT subsidiary status file separate tax returns in U.S. federal and state jurisdictions, where applicable. Provided Capstead remains qualified as a REIT and all its taxable income is distributed to stockholders within allowable time limits, no income taxes are due on this income. Accordingly, no provision has been made for income taxes for Capstead. Taxable income, if any, of the Company’s largely dormant taxable REIT subsidiary is fully taxable and provision is made for any resulting income taxes. The Company is no longer subject to examination and the related assessment of tax by federal, state, or local tax authorities for years before 2017.

For tax years after 2017, the Tax Cuts and Jobs Act (“Tax Act”) repealed the corporate Alternative Minimum Tax (“AMT”). AMT credit carryforwards became fully utilizable without limitation or, in the absence of regular tax liability, fully refundable over the ensuing four years. Accordingly, in 2017 the Company’s taxable REIT subsidiary recognized a refund of AMT under the Tax Act and recorded a receivable in Receivables and other assets, which was collected in full in 2020 under the provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) of 2020.

Additionally, the CARES Act modified the rules for REIT net operating losses (“NOL”). A REIT NOL carryover can now only offset 80% of taxable income for losses arising in years beginning after December 31, 2020. The 80% limitation is calculated by multiplying current-year REIT taxable income before the dividends paid deduction by 80%. For tax years beginning before January 1, 2021, a taxpayer can offset 100% of its income in any given year with an NOL. Although there will be an annual NOL limitation for tax years starting after December 31, 2020, the Tax Act allows post-2017 NOLs to be carried forward indefinitely. At December 31, 2020 Capstead had an NOL of $90 million that does not expire.

The Company’s effective tax rate differs substantially from statutory federal income tax rates primarily due to the benefit of Capstead’s status as a REIT, along with other items affecting the Company’s effective tax rate as illustrated below for the indicated periods (in thousands):

	Year ended December 31
	2020	2019	2018
Income taxes computed at the federal statutory rate	$2	$6	$10,515
Benefit of REIT status	–	–	(10,512)
Income taxes computed on income of the Company's taxable REIT subsidiary	2	6	3
Other change in net deferred income tax assets	(2)	(6)	(3)
Income tax (benefit) provision recorded in miscellaneous other revenue (expense)	$–	$–	$–

No income taxes were paid during 2020, 2019 or 2018. Capstead had $17.5 million in net capital loss carryforwards that expired at the end of 2019. At December 31, 2020 Capstead has $68.2 million in net capital loss carryforwards that if unused, expire at the end of 2025. Significant components of the Company’s taxable REIT subsidiary’s deferred income tax assets and liabilities were as follows as of the indicated dates (in thousands):

	December 31
	2020	2019
Deferred income tax assets:
Net operating loss carryforwards (a)	$71	$24
Other	9	10
	80	34
Deferred income tax liabilities	–	–
Net deferred tax assets	$80	$34
Valuation allowance (b)	$80	$34

(a)	The increase in net operating loss carryforward from 2019 to 2020 is due to a carryforward correction noted in reconciliation against filed tax returns.

(b)	Because this subsidiary is not expected to earn significant amounts of taxable income, related net deferred tax assets are fully reserved at December 31, 2020.

NOTE 10 — STOCKHOLDERS’ EQUITY

In February 2020, the Company issued 1.6 million shares of common stock through an at-the-market continuous offering program at an average price of $8.21, net of fees and other costs, for net proceeds of $12.9 million. On August 1, 2019 the Company completed a public offering for nine million shares of common stock raising $75.1 million at a net price of $8.34 per share after underwriting discounts and offering expenses. The proceeds were deployed into additional ARM Agency Securities and used for general corporate purposes. Additional amounts of equity capital may be raised in the future under continuous offering programs or by other means, subject to market conditions, compliance with federal securities laws and blackout periods.

In 2019 Capstead’s Board of Directors increased its 2017 common stock repurchase program authorization to $125 million, leaving a remaining repurchase program authorization of approximately $37 million. The Company did not repurchase shares in 2020 or 2019. During 2018, the Company repurchased 10.7 million shares for an average net repurchase price of $7.94 for a total capital deployment of $84.6 million.

During 2020, 2019 and 2018, additions to common equity capital related to equity-based awards to directors and employees totaled $3.1 million, $2.6 million and $1.7 million, respectively. See NOTE 11 for further information pertaining to long-term equity-based awards.

At December 31, 2020 and 2019, the Company had issued and outstanding 10.3 million shares of its 7.50% Series E Cumulative Redeemable Preferred Stock. Shares of the Series E preferred stock are redeemable at the Company’s option for $25.00 per share, plus any accumulated and unpaid dividends and have a liquidation preference of $25.00 per share. The Company issued no Series E preferred stock in 2020, 2019 or 2018.

NOTE 11 — EQUITY INCENTIVE PLAN

All equity-based awards and other long-term incentive awards are made pursuant to the Company’s Amended and Restated 2014 Flexible Incentive Plan that was approved by stockholders in May 2014. At December 31, 2020, this plan had 2,454,061 shares of common stock remaining available for future issuances.

Long-term equity-based Awards – Performance-based Restricted Stock Units (“RSUs”)

A summary of the Company’s restricted stock unit activity and related information for the year ended December 31, 2020 is summarized below:

		Weighted
		Average
	Number of	Grant Date
	Shares	Fair Value
Unvested RSU awards outstanding at December 31, 2019	538,945	$8.50
Grants	191,314	8.03
Forfeitures	(148,894)	10.52
Unvested RSU awards outstanding at December 31, 2020	581,365	7.83

Dividends accrue from the date of grant and will be paid in cash to the extent the units convert into shares of common stock following completion of related performance periods. Unrecognized estimated compensation expense for these awards totaled $1.3 million at December 31, 2020, to be expensed over a weighted average period of 1.4 years (assumes estimated attainment levels for the related performance metrics will be met).

Recognized in Compensation-related expense are $932,000, $771,000 and $104,000 related to this program during 2020, 2019 and 2018, respectively. Included in Common stock dividends payable at December 31, 2020 and 2019 are estimated dividends payable pertaining to these awards of $354,000 and $125,000, respectively.

Long-term equity-based Awards – Stock Awards

Stock award activity for the year ended December 31, 2020 is summarized below:

		Weighted
		Average
	Number of	Grant Date
	Shares	Fair Value
Unvested stock awards outstanding at December 31, 2019	615,045	$8.14
Grants	322,744	7.39
Vestings	(169,748)	9.98
Unvested stock awards outstanding at December 31, 2020	768,041	7.42

During 2020, 2019 and 2018, the Company recognized in Compensation-related expense $1.7 million, $1.4 million and $1.2 million, respectively, related to amortization of the grant date fair value of employee stock awards. In addition, the Company recognized in Other general and administrative expense $570,000, $505,000 and $450,000 related to amortization of the grant date fair value of director stock awards during 2020, 2019 and 2018, respectively. Unrecognized compensation expense for unvested stock awards totaled $2.1 million as of December 31, 2020, to be expensed over a weighted average period of 1.3 years.

Service-based stock awards issued to directors and to non-executive employees receive dividends on a current basis without risk of forfeiture if the related awards do not vest. Stock awards issued to executives defer the payment of dividends accruing between the grant dates and the end of related performance or service periods. If these awards do not vest, the related accrued dividends will be forfeited. Included in Common stock dividend payable at December 31, 2020 and 2019 are estimated dividends payable pertaining to these awards totaling $533,000 and $350,000, respectively.